Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEFF CORPORATION

ARTICLE I
NAME

The name of the corporation is “Neff Corporation” (the “Corporation”).

ARTICLE II
DURATION

The Corporation shall have a perpetual existence.  This document shall become effective when filed by the Secretary of State of the State of Delaware.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
COMMON STOCK

The total number of shares of common stock that the Corporation shall have authority to issue is 100.  All shares shall be common stock without par value and are to be of one class.

ARTICLE V
ACTION BY WRITTEN CONSENT

Any action required to, or that may, be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE VI
LIABILITY OF GOVERNING PERSON

The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the laws of the State of Delaware, no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this ARTICLE VI shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VII
REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE VIII
WRITTEN BALLOT

Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE IX
DIRECTORS

A.                                    Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation (as the same may be amended from time to time, this “Certificate”), the number of directors of the Corporation shall be fixed from time to time by the bylaws of the Corporation or amendment thereof duly adopted by the board of directors or by the stockholders.

B.                                    All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate in the board of directors of the Corporation, are hereby conferred upon the board of directors of the Corporation.

C.                                    Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred herein and by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE X
AMENDMENTS

Except as otherwise provided in ARTICLE VI of this Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate and the Corporation’s bylaws, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by Section 203 of the DGCL.

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